EXHIBIT 99.1
News
For Immediate Release	Contact:
April 25, 2013	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FIRST QUARTER EARNINGS OF $0.53 PER SHARE,
A 4-PERCENT INCREASE OVER 2012
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Record First Quarter Earnings for the Company
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Highlights:

•	Operating Income of $27.1 million, 10.8% of Sales
•	Record First Quarter Profit in Specialty Minerals Segment
•	Growth in Asia PCC Volume & Profitability
•	Company Signs Three New Agreements for FulFill® E-325 Technology
•	Repurchased $9.5 million in Treasury Stock in Quarter

NEW YORK, April 25—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $18.8 million, or $0.53 per share for the first quarter 2013, compared with $18.0 million, or $0.51 per share in the first quarter of 2012, a 4-percent increase.
"We began 2013 with solid operating performance, which generated a record in profit for both Minerals Technologies and our Specialty Minerals segment," said Joseph C. Muscari, executive chairman. "During the quarter we saw organic growth from new satellites ramping up in Asia, and we also announced three new commercial agreements for our FulFill® technology—two in North America and one in South America."
The company's worldwide sales declined 2 percent to $251.3 million from $257.1 million in the first quarter of 2012. Foreign exchange had an unfavorable impact of 1 percentage point of this decline, and two fewer days in the quarter affected sales by an additional 2 percentage points. Operating income was $27.1 million, a 1-percent increase over the $27.0 million recorded in the prior year's first quarter.
First quarter worldwide sales for the Specialty Minerals segment, which consists of the precipitated calcium carbonate (PCC) and Processed Minerals product lines, were flat at $167.7 million. Underlying sales, excluding foreign exchange and two fewer days in the quarter, increased 3 percent.
                 The Specialty Minerals segment's income from operations of $22.2 million—13.2 percent of sales—increased 12 percent over the $19.9 million in the same period in 2012, and was a record first quarter performance. The increase was due primarily to contributions from the ramp-up of new satellite facilities in Asia, productivity improvements, higher pricing and good expense control.
Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, at $138.1 million, were flat with the previous year's first quarter. Paper PCC sales were $121.3 million compared with $121.7 million in the same period last year. Sales growth in Asia, as a result of three new PCC satellites, was offset by lower volumes in North America. Sales of Specialty PCC increased 2 percent to $16.8 million from $16.4 million in the prior year.  This increase was primarily due to slightly higher volumes and increased pricing.
"During the quarter, we continued to see additional acceptance of our FulFill® E-325 technology by the worldwide paper industry as we signed three new commercial agreements—two in North America that wished to be unnamed for competitive reasons, and one with CMPC Celulose Riograndense at a paper mill in Guaiba, Brazil," said Mr. Muscari. "This technology allows papermakers to increase loading levels of PCC by three to five points, replacing higher cost pulp, and increasing PCC usage between 20 to 30 percent. To date we have 13 paper mills around the world under contract to use this cost-saving technology."
Processed Minerals products first quarter sales were $29.6 million—even with the first quarter of 2012.  This product line, which includes ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.
First quarter sales in the Refractories segment, which provides products and services primarily to the worldwide steel industry, were down 6 percent from $89.4 million in the first quarter of 2012 to $83.6 million. The Refractories segment recorded an operating income decrease of 24 percent to $6.9 million from $9.1 million in the first quarter of 2012. The decline was primarily attributable to two steel mill closures in North America last June, lower equipment sales and lower profits in our Japanese business. These declines were partially offset by contributions from new accounts in Europe, and from the company's refractory maintenance contract at a new steel mill in Bahrain.
"Despite a challenging quarter for our Refractories business, as well as weak markets in both steel and paper in North America and Europe, we had a strong start to the year," said Mr. Muscari. "We believe we will continue on a high-performance growth track for the rest of 2013 by deployment of our key strategies of geographic expansion, new product innovation, and operational excellence."

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Minerals Technologies will sponsor a conference call tomorrow, April 26, 2013 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2012 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth
	Mar. 31,	Dec. 31,	Apr. 1,	Prior	Prior
	2013	2012	2012	Qtr.	Year

Net sales	$251,289	$244,165	$257,138	3%	(2)%

Cost of goods sold	196,401	191,069	202,201	3%	(3)%

Production margin	54,888	53,096	54,937	3%	(0)%

Marketing and administrative expenses	22,934	22,377	22,898	2%	0%
Research and development expenses	4,818	4,995	5,047	(4)%	(5)%
Income from operations	27,136	25,724	26,992	5%	1%

Non-operating income (deductions) - net	168	(979)	(598)	*	*

Income from continuing operations, before tax	27,304	24,745	26,394	10%	3%

Provision for taxes on income	7,700	6,506	7,786	18%	(1)%

Consolidated net income	19,604	18,239	18,608	7%	5%

Less: Net income attributable to non-controlling interests	848	469	576	81%	47%

Net Income attributable to Minerals Technologies Inc. (MTI)	$18,756	$17,770	$18,032	6%	4%

Weighted average number of common shares outstanding:

Basic	34,996	35,196	35,436

Diluted	35,253	35,467	35,600

Earnings per share attributable to MTI:

Basic:	$0.54	$0.50	$0.51	8%	6%

Diluted:	$0.53	$0.50	$0.51	6%	4%

Cash dividends declared per common share	$0.050	$0.050	$0.025
* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended March 31, 2013, December 31, 2012 and April 1, 2012 consisted of 90 days, 92 days, and 92 days, respectively.

2)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the three month periods ended March 31, 2013, December 31, 2012  and April 1, 2012 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
	(millions of dollars)	Mar. 31,	Dec. 31,	Apr. 1,
		2013	2012	2012
	Cash flow from operations	$24.7	$35.1	$24.7
	Capital expenditures	8.7	14.3	9.4
	Free cash flow	$16.0	$20.8	$15.3

3)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended
		Mar. 31,	Dec. 31,	Apr. 1,
		2013	2012	2012
	Interest income	$0.7	$0.7	$1.0
	Interest expense	(0.8)	(0.8)	(0.8)
	Foreign exchange gains (losses)	0.6	(0.6)	(0.4)
	Other income (deductions)	(0.3)	(0.3)	(0.4)
	Non-operating income (deductions), net	$0.2	$(1.0)	$(0.6)

4)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, April 26, 2013 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
SALES DATA	Mar. 31,	Dec. 31,	Apr. 1,	Prior	Prior
	2013	2012	2012	Qtr	Year

United States	$139.8	$135.0	$145.8	4%	(4)%
International	111.5	109.2	111.3	2%	0%
Net Sales	$251.3	$244.2	$257.1	3%	(2)%

Paper PCC	$121.3	$118.8	$121.7	2%	(0)%
Specialty PCC	16.8	16.1	16.4	4%	2%
PCC Products	$138.1	$134.9	$138.1	2%	0%

Talc	$12.4	$11.0	$12.1	13%	2%
Ground Calcium Carbonate	17.2	14.9	17.5	15%	(2)%
Processed Minerals Products	$29.6	$25.9	$29.6	14%	0%

Specialty Minerals Segment	$167.7	$160.8	$167.7	4%	0%

Refractory products	$62.4	$63.5	$69.1	(2)%	(10)%
Metallurgical Products	21.2	19.9	20.3	7%	4%
Refractories Segment	$83.6	$83.4	$89.4	0%	(6)%

Net Sales	$251.3	$244.2	$257.1	3%	(2)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$22.2	$19.6	$19.9	13%	12%

Refractories Segment	$6.9	$7.5	$9.1	(8)%	(24)%

Unallocated Corporate Expenses	$(2.0)	$(1.4)	$(2.0)	43%	0%

Consolidated	$27.1	$25.7	$27.0	5%	0%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		March 31,	December 31,
		2013*	2012**

Current assets:
	Cash & cash equivalents	$454,331	$454,092
	Short-term investments	15,586	14,178
	Accounts receivable, net	197,834	193,328
	Inventories	88,755	84,569
	Prepaid expenses and other current assets	18,364	18,318
	Total current assets	774,870	764,485

	Property, plant and equipment	1,256,112	1,261,952
	Less accumulated depreciation	943,676	944,283
	Net property, plant & equipment	312,436	317,669

	Goodwill	65,081	65,829
	Other assets and deferred charges	58,732	63,206

	Total assets	$1,211,119	$1,211,189

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$7,226	$7,111
	Current maturities of long-term debt	77,260	76,977
	Accounts payable	109,857	98,371
	Other current liabilities	55,785	67,639
	Total current liabilities	250,128	250,098

	Long-term debt	8,200	8,478
	Other non-current liabilities	140,032	138,894
	Total liabilities	398,360	397,470

	Total MTI shareholders' equity	789,558	790,411
	Non-controlling Interest	23,201	23,308
	Total shareholders' equity	812,759	813,719

	Total liabilities and shareholders' equity	$1,211,119	$1,211,189

*	Unaudited
**	Condensed from audited financial statements.